                                                                  Exhibit (a)(3)

                         THIRD CERTIFICATE OF AMENDMENT
                              DATED JULY 22, 2008
                                     TO THE
         FIRST AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST
                            OF VAN KAMPEN PACE FUND
                              DATED JUNE 21, 1995

     WHEREAS, the Trustees of Van Kampen Pace Fund, a Delaware statutory trust (the "Trust") approved the amendment of the Trust's First Amended and Restated Agreement and Declaration of Trust dated June 21, 1995 (the "Declaration of Trust") in accordance with Section 9.5 thereof;

     WHEREAS, the Trustees have authorized the proper officers of the Trust, including the officer whose name appears below, to effect such amendment;

     NOW THEREFORE, the Declaration of Trust is hereby amended as follows:

     1. The first sentence of Section 1.1 is amended and restated in its entirety to read as follows:

     SECTION 1.1 Name. The name of the Trust shall be

          "VAN KAMPEN CAPITAL GROWTH FUND"

     and so far as may be practicable, the Trustees shall conduct the Trust's activities, execute all documents and sue or be sued under that name, which name (and the word "Trust" wherever used in this Agreement and Declaration of Trust, except where the context otherwise requires) shall refer to the Trustees in their capacity as Trustees, and not individually or personally, and shall not refer to the officers, agents or employees of the Trust or of such Trustees, or to the holders of the Shares of Beneficial Interest of the Trust or any Series. If the Trustees determine that the use of such name is not practicable, legal or convenient at any time or in any jurisdiction, or if the Trust is required to discontinue the use of such name pursuant to Section 10.7 hereof, then subject to that Section, the Trustees may use such other designation, or they may adopt such other name for the Trust as they deem proper, and the Trust may hold property and conduct its activities under such designation or name.

EXECUTED, to be effective July 22, 2008


                                        /s/ Stefanie Chang Yu
                                        ----------------------------------------
                                        Stefanie Chang Yu
                                        Secretary